Exhibit 5(a)

                           MINNESOTA POWER & LIGHT COMPANY
                               30 West Superior Street
                               Duluth, Minnesota  55802

          Philip R. Halverson - Vice President,
           General Counsel and Corporate Secretary


                                             May 8, 1998


          Minnesota Power & Light Company
          30 West Superior Street
          Duluth, Minnesota 55802


          Dear Sirs:

               Referring to the proposed issuance and sale by Minnesota Power & Light Company (Company) of not to exceed 3,000,000 shares of the Company's Common Stock, without par value (Stock) and the Preferred Share Purchase Rights attached thereto (Rights) (the Stock and the Rights being collectively referred to as the "Shares"), as contemplated in the registration statement to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, I am of the opinion that:

          1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

          2. All action necessary to make the Stock validly issued, fully paid and non-assessable and the Rights validly issued will have been taken when:

               a) At a meeting or meetings of the Company's Board of Directors (or the Executive Committee of the Board of Directors) favorable action shall have been taken to approve and authorize the issuance and sale of the Shares and any other action necessary to the consummation of the proposed issuance and sale of the Shares;

               b) The Minnesota Public Utilities Commission shall have authorized the issuance and sale of the Shares;

               c) The Stock shall have been issued and delivered for the consideration contemplated in the registration statement; and

               d) The Rights shall have been issued in accordance with the terms of the Rights Agreement dated as of July 24, 1996 between the Company and the Corporate Secretary of the Company, as Rights Agent.

               I hereby consent to the use of my name in such registration statement and to the use of this opinion as an exhibit thereto.


                                             Sincerely,

                                             /s/ Philip R. Halverson

                                             Philip R. Halverson